Exhibit 99.1

William Hughson to Lead DeVry’s Growing Medical and Healthcare Group

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--September 15, 2009--DeVry Inc. (NYSE: DV), a global provider of educational services, announced the appointment of William Hughson as president of its Medical and Healthcare group. The Medical and Healthcare group includes Chamberlain College of Nursing, Ross University and U.S. Education, which comprises Western Career College and Apollo College. He will report to DeVry’s President and Chief Executive Officer, Daniel Hamburger.

“Bill is a proven business leader with extensive healthcare experience,” said Hamburger. “His industry expertise, as well as his two decades of experience in successfully managing and growing businesses, will be instrumental in positioning our medical and healthcare programs for future growth. I am very pleased to welcome him to our senior leadership team.”

Hughson joins DeVry from DaVita Inc., a leading provider of dialysis services in the United States. At DaVita, he managed a wide number of business units including co-founding DaVita at Home, and founding DaVita Rx. Prior to that, he headed Ultra Lucca, which under his guidance, rebranded itself A.G. Ferrari Foods and more than doubled in size. Prior to A.G. Ferrari Foods, Hughson was president and chief financial officer of Noah’s New York Bagels, which he helped to grow from one to 39 stores. Hughson began his career in the Capital Markets Division of Morgan Stanley and subsequently worked at Bain & Company. He received his bachelor’s degree in English from Williams College and graduated from the Stanford Graduate School of Business with a master’s in business administration.

There is a huge unmet demand for well-trained, licensed healthcare professionals. Demographic trends point to accelerating demand for healthcare professionals in the coming years as the aging baby boomers require greater healthcare services. The Bureau of Labor Statistics predicts that between 2006 and 2016, 16 of the top 30 fastest growing professions in the U.S. will be in healthcare.

“I am honored to join the DeVry team,” said Hughson. “Chamberlain, Ross, Apollo and Western are in a tremendous position to prepare students for these jobs and help them achieve their career aspirations. I look forward to working with the talented people at each school to build upon their strong track records of quality, growth and achievement.”

About DeVry Inc.

DeVry Inc. (NYSE: DV, member S&P 500 Index) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, Apollo College, Western Career College, Becker Professional Education, and Fanor. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides education to middle and high school students and school districts in the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate, bachelor's, and master’s degree programs in nursing. Apollo College and Western Career College prepare students for careers in healthcare through certificate, associate and bachelor’s degree programs. Becker Professional Education is a global leader in professional education serving the accounting, finance and project management professions. Based in Brazil, Fanor offers degree programs in business management, law and engineering through its four schools: Faculdades Nordeste, Faculdade Ruy Barbosa, Faculdade FTE and ÁREA1. For more information, visit http://www.devryinc.com.

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